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                          May 9, 2024

       Klaus Roewe
       Chief Executive Officer
       Lilium N.V.
       Claude Dornier Stra  e
       1 Bldg. 335, 82234
       Wessling, Germany

                                                        Re: Lilium N.V.
                                                            Registration
Statement on Form F-3
                                                            Filed on May 3,
2024
                                                            File No. 333-279113

       Dear Klaus Roewe:

              This is to advise you that we have not reviewed and will not review your registration statement.

               Please refer to Rules 460 and 461 regarding requests for acceleration. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.

                                                        Please contact Bradley
Ecker at 202-551-4985 with any questions.




                          Sincerely,


                          Division of Corporation Finance

                          Office of Manufacturing